EXHIBIT 99.1

NN, Inc.
2011 Stock Incentive Plan

1. Purpose of the Plan.  The purpose of the NN, Inc. 2011 Stock Incentive Plan (the “Plan”) is to aid NN, Inc., a Delaware corporation (the “Company”), and its Affiliates (defined below) in recruiting and retaining key employees, directors, consultants and other service providers of outstanding ability and to motivate such employees, directors, consultants and other service providers to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards (defined below). The Company expects that it will benefit from the added interest which such key employees, directors, consultants and other service providers will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2. Definitions.  The following capitalized terms used in the Plan have the respective meanings set forth in this Section 2:

“Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.

“Affiliate” means with respect to the Company, any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company or an Affiliate has an interest.

“Award” means an Option, Stock Appreciation Right, cash bonus, or Other Stock-Based Award granted pursuant to the Plan.

“Board” means the Board of Directors of the Company.

“Change of Control” means the occurrence with respect to the Company of any of the following events:  (i) a change in the ownership of the Company; (ii) a change in the effective control of the Company; (iii) a change in the ownership of a substantial portion of the assets of the Company.

For purposes of this definition, a change in the ownership of the Company occurs on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. A change in the effective control of the Company occurs on the date on which either (i) a person, or more than one person acting as a group, acquires ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, or (ii) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board prior to the date of the appointment or election. A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group, other than a person or group of persons that is related to the Company, acquires assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.

An event constitutes a Change in Control with respect to a Participant only if the Participant performs services for the Company, or the Participant’s relationship to the Company otherwise satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(ii).

The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Section 409A of the Code.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Committee” means the Compensation Committee of the Board (or a subcommittee thereof as provided under Section 4), or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the provisions of the Plan.

“Company” has the meaning set forth in Section 1.

“Covered Employee” means an individual who is, with respect to the Company, an individual defined in Section 162(m)(3) of the Code, or any successor provision thereto.

“Disability” means Disability as defined for purposes of Section 409A of the Code.  In a dispute, the Disability determination shall be in the sole discretion of the Committee and a Participant (or his representative) shall furnish the Committee with medical evidence documenting the Participant’s disability or infirmity which is satisfactory to the Committee.

“Effective Date” means the date the Board approves the Plan, or such later date as is designated by the Board; provided that within one year of the Effective Date, the Plan shall have been approved by at least a majority vote of stockholders voting in person or by proxy at a duly held stockholders’ meeting, or if the provisions of the corporate charter, bylaws or applicable state law prescribes a greater degree of stockholder approval for this action, the approval by the holders of that percentage, at a duly held meeting of stockholders.

“Employment” means (i) a Participant’s employment if the Participant is an employee of the Company or any of its Affiliates, (ii) a Participant’s service as a consultant or other service provider, if the Participant is a consultant or other service provider to the Company or its Affiliates, and (iii) a Participant’s service as an non-employee director, if the Participant is a non-employee member of the Board.

“Fair Market Value” means, on a given date, (i) if there should be a public market for the Shares on such date, the closing price of the Shares as reported on such date on the composite tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if no composite tape exists for such national securities exchange on such date, then the closing price on the principal national securities exchange on which such Shares are listed or admitted to trading, or, (ii) if the Shares are not listed or admitted to trading or quotation on a national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted), or (iii) if there is no market on which the Shares are regularly quoted, the Fair Market Value shall be the value established by the Committee in good faith pursuant to the reasonable application of a reasonable valuation method under Treasury Regulation Section 1.409A-1(b)(5)(iv)(B).  With respect to (i) and (ii) above, if no sale of Shares shall have been reported on such composite tape or such national securities exchange on such date or quoted on the National Association of Securities Dealer Automated Quotation System on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used.

“ISO” means an Option that is also an incentive stock option granted pursuant to Section 6(d) of the Plan.

“Option” means a stock option granted pursuant to Section 6 of the Plan.

“Option Price” means the purchase price per Share of an Option, as determined pursuant to Section 6(a) of the Plan.

“Other Stock-Based Awards” means Awards granted pursuant to Section 8 of the Plan.

“Participant” means an employee, director, consultant or other service provider of the Company or any of its Affiliates who is selected by the Committee to participate in the Plan.

“Performance-Based Awards” means certain Other Stock-Based Awards granted pursuant to Section 8(b) of the Plan.

“Permitted Holders” means, as of the date of determination, any and all of an employee benefit plan (or trust forming a part thereof) maintained by (i) the Company, or (ii) any corporation or other Person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by the Company.

“Person” means a “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

“Plan” has the meaning set forth in Section 1.

“Qualified Performance-Based Award” means (i) any Option or Stock Appreciation Right granted under Section 10 of the Plan, or (ii) any other Award that is intended to qualify for the Section 162(m) Exemption and is made subject to performance goals based on Qualified Performance Measures as set forth in Section 10.

“Qualified Performance Measures” means one or more of the performance measures listed in Section 10(b) upon which performance goals for certain Qualified Performance-Based Awards may be established by the Committee.

“Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) that is set forth in Section 162(m)(4)(C) of the Code or any successor provision thereto.

“Shares” means shares of common stock of the Company.

“Stock Appreciation Right” means a stock appreciation right granted pursuant to Section 7 of the Plan.

“Subsidiary” means a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

3. Shares Subject to the Plan.  Subject to Section 11 of the Plan, the total number of Shares which may be issued under the Plan is 2,500,000. The total number of Shares available for issuance under the Plan will be reduced by 1.50 Shares for each Share delivered in settlement of Other Stock-Based Awards and one (1) Share for each Share delivered in settlement of an Option or a Stock Appreciation Right. The Shares may consist, in whole or in part, of unissued Shares or treasury Shares.  The issuance of Shares or the payment of cash upon the exercise of an Award or in consideration of the cancellation or termination of an Award shall reduce the total number of Shares available under the Plan, as applicable. Shares subject to Awards that terminate or lapse without the payment of consideration may be granted again under the Plan. The following Shares may not again be made available for issuance as Awards under the Plan: (i) Shares not issued or delivered as a result of the net settlement of an outstanding Stock Appreciation Right or Option, (ii) Shares used to pay the exercise price or withholding taxes related to an outstanding Award, or (iii) Shares repurchased on the open market with the proceeds of the Option Price. Any Shares that become available for grant pursuant to this Section 3 shall be added back as one Share if such shares were subject to Options or Stock Appreciation Rights, and as 1.50 Shares if such shares were subject to Other Stock-Based Awards.

4. Administration.  The Plan shall be administered by the Committee.  The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or advisable for the administration of the Plan.  The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or advisable.  Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).  The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).  Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated.  Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company, any of its Affiliates or any of their respective predecessors, or any entity acquired by the Company or with which the Company combines.  The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan.  The Committee shall require payment of any minimum amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, vesting or grant of an Award.  Unless the Committee specifies otherwise, the Participant may elect to pay a portion or all of such minimum withholding taxes by (i) delivery in Shares, or (ii) having Shares withheld by the Company from any Shares that would have otherwise been received by the Participant.  The number of Shares so delivered or withheld shall have an aggregate Fair Market Value sufficient to satisfy the applicable minimum withholding taxes. The terms of this Section 4 are subject to the limitations set forth in Section 5(b).

5. Limitations.

(a) Term of Awards.  No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

(b) Repricing.  Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights without stockholder approval.

6. Terms and Conditions of Options.  Options granted under the Plan shall be, as determined by the Committee, non-qualified or incentive stock options for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a) Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date an Option is granted (other than in the case of Options granted in assumption or substitution of previously granted awards, as described in Section 4 provided that such assumption or substitution is described in Treasury Regulation Section 1.409A-1(b)(5)(v)(D)). The terms of this Section 6(a) are subject to the limitations set forth in Section 5(b).

(b) Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.  Each Award agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or service with the Company or its Affiliates. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award agreements, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

(c) Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii), (iii) or (iv) in the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company to the extent permitted by law, (i) in cash or its equivalent (e.g., by personal check) at the time the Option is exercised, (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles), (iii) partly in cash and partly in Shares (as described in (ii) above), (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased, or (v) to the extent the Committee shall approve in the Award agreement or otherwise, through “net settlement” in Shares. In the case of a “net settlement” of an Option, the Company will not require a cash payment of the Option Price of the Option set forth in the Award agreement, but will reduce the number of Shares issued upon the exercise by the largest number of whole Shares that have a Fair Market Value that does not exceed the aggregate Option Price set forth in the Award agreement. With respect to any remaining balance of the aggregate Option Price, the Company shall accept a cash payment. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(d) ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto).  No ISO may be granted to any Participant who at the time of such grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted.  Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition.  All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO.  If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such non-qualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options.  In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.

(e) Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and/or shall withhold such number of Shares from the Shares acquired by the exercise of the Option, as appropriate.

7. Terms and Conditions of Stock Appreciation Rights.

(a) Grants. The Committee may also grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine), and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

(b) Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the Fair Market Value of a Share on the date the Stock Appreciation Right is granted (other than in the case of a Stock Appreciation Right granted in assumption or substitution of previously granted awards, as described in Section 4; provided that such assumption or substitution is described in Treasury Regulation Section 1.409A-1(b)(5)(v)(D)); provided, however, that, in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option.  Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Stock Appreciation Right. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to a Stock Appreciation Right granted independent of an Option. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. The date on which a notice of exercise is received by the Company shall be the exercise date.  Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), as set forth in the Award agreement or as otherwise permitted by the Committee.  Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised.  No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share. The terms of this Section 6(a) are subject to the limitations set forth in Section 5(b).

(c) Limitations. The Committee may impose, in its sole discretion, such conditions upon the exercisability or transferability of Stock Appreciation Rights as it may deem fit, but in no event shall a Stock Appreciation Right be exercisable more than ten years after the date it is granted.

8. Other Stock-Based Awards.

(a) Generally. The Committee, in its sole discretion, may grant or sell Awards of Shares, Awards of restricted Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”).  Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives.  Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan.  Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made; the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

(b) Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section 8 may be based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (“Performance-Based Awards”). The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify. In connection with such certification, the Committee, or its delegate, may decide that the amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula; provided that the Committee shall have the authority to waive any applicable performance goals. In the event the applicable performance goals are not waived by the Committee, payment of a Performance-Based Award will occur only after certification and will be made as determined by the Committee in its sole discretion after the end of the applicable performance period. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to a Performance-Based Award, except to the extent the applicable performance goals have been met.

9. Plan Cash Bonuses.  While cash bonuses may be granted at any time outside this Plan, cash awards may also be granted in addition to other Awards granted under the Plan and in addition to cash awards made outside of the Plan.  Subject to the provisions of the Plan, the Committee shall have authority to determine the persons to whom cash bonuses under the Plan shall be granted and the amount, terms and conditions of those cash bonuses.  Notwithstanding anything to the contrary in this Plan, no Covered Employee shall be eligible to receive a cash bonus granted under the Plan in excess of the Section 162(m) Exemption in any fiscal year; no cash bonus shall be granted pursuant to this Plan to any Covered Employee unless the cash bonus constitutes a Qualified Performance-Based Award, and no cash bonus awarded pursuant to the Plan shall be paid later than 2 ½ months after the end of the calendar year in which such bonus was earned.

10. Performance Goals for Certain Section 162(m) Awards.

(a) 162(m) Exemption.  This Plan shall be operated to ensure that all Options and Stock Appreciation Rights granted hereunder to any Covered Employee qualify for the Section 162(m) Exemption.

(b) Qualified Performance-Based Awards.  When granting any Award other than Options or Stock Appreciation Rights, the Committee may designate the Award as a Qualified Performance-Based Award, based upon a determination that the recipient is or may be a Covered Employee with respect to that Award, and the Committee wishes the Award to qualify for the Section 162(m) Exemption.  If an Award is so designated, the Committee shall establish performance goals for the Award within the time period prescribed by Section 162(m) of the Code based on one or more of the following Qualified Performance Measures, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of a Subsidiary or a division, region, department or function within the Company or a Subsidiary: (i) return on capital, equity, or assets (including economic value created); (ii) productivity or operating efficiencies; (iii) cost improvements; (iv) cash flow; (v) sales revenue growth; (vi) net income, earnings per share, or earnings from operations; (vii) quality; (viii) customer satisfaction; (ix) comparable site sales; (x) stock price or total stockholder return; (xi) EBITDA or EBITDAR; (xii) after-tax operating income; (xiii) book value per Share; (xiv) debt reduction; (xv) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures; or (xvi) any combination of the foregoing.

Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any Subsidiary, operating unit, business segment or division of the Company or any Subsidiary and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders’ equity and/or common stock outstanding, or to assets or net assets.  The Committee may appropriately adjust any evaluation of performance under criteria set forth in this Section 10(b) to exclude any of the following events that occurs during a performance period: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (iv) accruals for reorganization and restructuring programs; and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year.  Measurement of the Company’s performance against the goals established by the Committee shall be objectively determinable, and to the extent goals are expressed in standard accounting terms, performance shall be measured according to generally accepted accounting principles as in existence on the date on which the performance goals are established and without regard to any changes in those principles after that date.

(c) Performance Goal Conditions.  Each Qualified Performance-Based Award (other than an Option or Stock Appreciation Right) shall be earned, vested and payable (as applicable) only upon the achievement of performance goals established by the Committee based upon one or more of the Qualified Performance Measures, together with the satisfaction of any other conditions, such as continued employment, the Committee may determine to be appropriate; however, the Committee may provide, either in connection with the grant of an Award or by later amendment, that achievement of the performance goals will be waived upon the death or Disability of the Participant. To the extent necessary to comply with the Section 162(m) Exemption, with respect to grants of Qualified Performance-Based Awards, no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (i) select the performance goal or goals applicable to the performance period, (ii) establish the various targets and bonus amounts which may be earned for such performance period, and (iii) specify the relationship between performance goals and targets and the amounts to be earned by each Covered Employee for such performance period.

(d) Certification of Goal Achievement.  Any payment of a Qualified Performance-Based Award granted with performance goals shall be conditioned upon the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied.  In determining the amount earned by a Covered Employee for a given performance period, subject to any applicable Award Agreement, the Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant in its sole discretion to the assessment of individual or corporate performance for the performance period.  Except as specifically provided in Section 10(c), no Qualified Performance-Based Award may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under the Plan with respect to a Qualified Performance-Based Award, in any manner to waive the achievement of the applicable performance goal based on Qualified Performance Measures or to increase the amount payable under, or the value of, the Award, or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption.

11. Adjustments upon Certain Events.  Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a) Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange or change in capital structure, any distribution to stockholders of Shares (other than regular cash dividends) or any similar event, the Committee without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable (subject to Section 18), as to the number or kind of Shares or other securities issued or reserved for issuance as set forth in Section 3 of the Plan or pursuant to outstanding Awards; provided that the Committee shall determine in its sole discretion the manner in which such substitution or adjustment shall be made.

(b) Change of Control. In the event of a Change of Control (or similar corporate transaction, whether or not including any Permitted Holder) after the Effective Date, the Committee may (subject to Section 18), but shall not be obligated to, (i) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an Award, (ii) cancel such Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, may equal the excess, if any, of value of the consideration to be paid in the Change of Control transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights, (iii) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion, or (iv) provide that for a period of at least 10 days prior to the Change of Control, such Options shall be exercisable as to all Shares subject thereto and that upon the occurrence of the Change of Control, such Options shall terminate and be of no further force or effect. For the avoidance of doubt, pursuant to (ii) above, the Committee may cancel Options and Stock Appreciation Rights for no consideration if the aggregate Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights is less than or equal to the aggregate Option Price of such Options or exercise price of such Stock Appreciation Rights.

12. No Right to Employment or Awards.  The granting of an Award under the Plan shall impose no obligation on the Company or any of its Affiliates to continue the Employment of a Participant and shall not lessen or affect the Company’s or any of its Affiliates’ right to terminate the Employment of such Participant.  No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards.  The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

13. Successors and Assigns.  The Plan shall be binding on all successors and assigns of the Company and the Participants, including, without limitation, the estate of each such Participant and the executor, administrator or trustee of such estate, and any receiver or trustee in bankruptcy or any other representative of the Participant’s creditors.

14. Nontransferability of Awards.  Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution.  An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

15. Amendments or Termination.  The Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which, (a) without the approval of the stockholders of the Company, would (except as is provided in Section 11 of the Plan) increase the total number of Shares reserved for the purposes of the Plan or change the maximum number of Shares for which Awards may be granted to any Participant, or (b) without the consent of a Participant, would materially adversely impair any of the rights under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws (including, without limitation, to avoid adverse tax consequences to the Company or any Participant).

Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, this Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance prior to payment to such Participant of such amount, the Company may (i) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder, and/or (ii) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code.

16. Choice of Law.  The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.

17. Effectiveness of Plan.  The Plan shall be effective as of the Effective Date, subject to the approval of the Company’s stockholders.

18. Section 409A.  Notwithstanding other provisions of the Plan or any Award agreements thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant.  In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, any payment or delivery of Shares in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment or delivery of Shares on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code.  In the case of a Participant who is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), any payment and/or delivery of Shares in respect of any Award subject to Section 409A of the Code that is linked to the date of the Participant’s separation from service shall not be made prior to the date which is six (6) months after the date of such Participant’s separation from service from the Company and its Affiliates, determined in accordance with Section 409A of the Code and the regulations promulgated thereunder.  The Company shall use commercially reasonable efforts to implement the provisions of this Section 18 in good faith; provided that neither the Company, the Committee nor any of the Company’s employees, directors or representatives shall have any liability to Participants with respect to this Section 18.